Exhibit 99.1

Provident Community Bancshares, Inc. Receives Staff Determination Letter from NASDAQ

ROCK HILL, S.C.--(BUSINESS WIRE)--October 31, 2011--Provident Community Bancshares, Inc. (Nasdaq: PCBS; the “Corporation”) today announced that on October 25, 2011, the Corporation received a letter from the NASDAQ Stock Market (“Nasdaq”) notifying the Corporation that it would suspend the trading of the shares of the Corporation’s common stock effective at the open of business on November 3, 2011. The Corporation’s common stock is expected to be quoted on the Over-the-Counter Bulletin Board starting on November 3, 2011. Nasdaq’s determination was based on the Company’s failure to comply with: (1) Nasdaq Listing Rule 5550(a)(2), which requires maintenance of a minimum bid price of $1.00 per share; and (2) Nasdaq Listing Rule 5550(a)(5), which requires a market value of the publicly held shares of at least $1 million.

The Company does not intend to appeal Nasdaq’s determination to the Nasdaq Listing Qualifications Panel.

Dwight V. Neese, President and Chief Executive Officer stated, “We believe that having our shares quoted on the OTC Bulletin Board should not significantly impact the Corporation or our common stock values going forward and will not have any impact on our ability to provide excellent service to our customers. Given the expense of maintaining a Nasdaq listing and the small number of shares we have outstanding, we think the OTC Bulletin Board will be a better fit for the Company.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2010, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

CONTACT:
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer
dneese@providentonline.com